Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Novavax, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Description of Common Stock

The following description of the Company’s Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Second Amended and Restated Certificate of Incorporation, as amended, (the “Certificate of Incorporation”) and Amended and Restated By-Laws (the “By-Laws”), each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K. The Company encourages you to read the Certificate of Incorporation, the By-Laws, and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Shares

The Certificate of Incorporation authorizes the issuance of 600,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 2,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The outstanding shares of Common Stock are fully paid and nonassessable. As of December 31, 2019, there are no shares of Preferred Stock outstanding.

Preferred Stock Rights

The Board of Directors (the “Board”), without further stockholder approval, has the power to issue Preferred Stock in one or more series and determine certain terms relative to any Preferred Stock to be issued, such as the power to establish different series and to set voting rights, the dividend rights and dates, conversion rights, redemption privileges and liquidation preferences.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board in its discretion out of funds legally available for the payment of dividends.

Voting Rights

The holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors, and do not have cumulative voting rights.

Classified Board

The members of the Board are divided into three classes, designated as Class I, Class II, and Class III, each serving staggered three-year terms, with no one class having more than one more director than any other class. The By-Laws provide for directors in director elections to be elected by a plurality of the votes entitled to vote.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to the Company’s stockholders in the event of dissolution.

Other Rights and Preferences

The Common Stock has no redemption provisions or preemptive, conversion or exchange rights. No shares of any class of the Company’s capital stock are subject to any sinking fund provisions, restrictions on the alienability of securities to be registered, calls, assessments by, or liabilities of the Company. Holders of Common Stock may act by written consent.

Certain Provisions of the Certificate of Incorporation, By-laws, and Delaware Law

Certain provisions of the Certificate of Incorporation and By-Laws may be deemed to have an anti-takeover effect and may prevent, delay, or defer a tender offer or takeover attempt, including:

Classified Board, Removal of Directors, and Charter Amendments relating to the Board

The Certificate of Incorporation and the By-Laws provide for the division of members of the Board into three classes, with no one class having more than one more director than any other class, serving staggered three-year terms. The Certificate of Incorporation provides that any amendments to the charter relating to the number, classes, election, term, removal, vacancies, and related provisions with respect to the Board may only be made by the affirmative vote of the holders of at least 75% of the shares of capital stock issued and outstanding and entitled to vote. These provisions may have the effect of making it more difficult for a third party to acquire control of the Company, or of discouraging a third party from attempting to acquire control of the Company.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq Stock Market. These additional shares may be utilized for a variety of corporate purposes. In particular, the Board could issue shares of Preferred Stock that could, depending on the terms of the series, impede the completion of a takeover effort. The Board may determine that the issuance of such shares of Preferred Stock is in the best interest of the Company and its stockholders. Such issuance could discourage a potential acquiror from making an unsolicited acquisition attempt through which such acquiror may be able to change the composition of the Board, including a tender offer or other transaction a majority of the Company’s stockholders might believe to be in their best interest or in which stockholders might receive a substantial premium for their stock over the then-current market price.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The By-Laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors, must provide timely notice of such stockholder’s intention in writing. To be timely, a stockholder nominating individuals for election to the Board or proposing business must provide advanced notice to the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders or, in the case of any special meeting, not less than 60 days nor more than 90 days prior to the special meeting, unless, in the case of annual meeting, such meeting occurs more than 30 days before or after such anniversary date, or, in the case of a special meeting, such meeting occurs less than 100 days after notice or public disclosure of the date of the special meeting is given or made, in which cases notice will be timely if received not later than the close of business on the tenth day after the day on which notice or public announcement of the date of such meeting was made.

Limits on Ability of Stockholders to Act by Written Consent

The Certificate of Incorporation provides that the stockholders may not act by written consent. In addition, the Certificate of Incorporation requires that special meetings of stockholders be called only by the Board, the Company’s chief executive officer, or the Company’s president if there is no chief executive officer. Further, business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting. This limit on the ability of the Company’s stockholders to act by written consent or to call a special meeting may lengthen the amount of time required to take stockholder proposed actions.

Section 203 of the General Corporation Law of the State of Delaware

The Company is subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (1) owns 15% or more of a corporation’s voting securities or (2) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination governed by Section 203. The existence of this provision may have an anti-takeover effect with respect to transactions the Board does not approve.

Listing

The Company’s Common Stock is traded on The Nasdaq Global Select Market under the trading symbol “NVAX.”